Exhibit 10.2

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (this “Amendment”) is entered into as of June 12, 2026, by and between Socket Mobile, Inc. (the “Company”) and David Holmes (“Executive”).

The parties agree that Exhibit A (Title and Duties of the Executive) of the Executive Employment Agreement is hereby replaced in its entirety with the attached revised Exhibit A, effective June 12, 2026.

The revised Exhibit A reflects the Executive’s updated title, duties and responsibilities and an annual base salary of $320,000, effective June 12, 2026.

Except as expressly set forth in this Amendment, all other terms and conditions of the Executive Employment Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EXECUTIVE:	SOCKET MOBILE, INC.
/s/ David Holmes	/s/ Bill Parnell
David Holmes	William Parnell
President and Chief Executive Officer	Compensation Committee, Chair

Date: June 12, 2026	Date: June 12, 2026

EXHIBIT A OF EXECUTIVE EMPLOYMENT AGREEMENT

Title and Duties of the Executive

Executive Name: David Holmes

Title: President and Chief Executive Officer

The Executive shall serve in an executive capacity as an officer of the Company and shall perform such duties as are consistent with his position and as may be required by the Company’s Board of Directors. As such, the Executive shall work as a member of the executive team under the direction of the Board of Directors. His duties and responsibilities include, without limitation:

•	Creating an environment and culture that focuses on fulfilling the Company’s mission, vision, and values;

•	Ensuring there is sufficient capital to fund the Company’s mission, vision, and values;

•	Ensuring the Company is capable and empowered to be successful in serving customers;

•	Overseeing financial performance, risk profile, and ensuring that all legal and regulatory obligations are met;

•	Leading and coordinating designated aspects of the Company’s efforts to develop and implement strategic and operating plans for the Company, including developing relationships with new distributors, customers, and suppliers, and maintaining and strengthening relationships with the Company’s existing distributors, customers, and suppliers;

•	Overseeing operational management of all business departments and executing the day-to-day general management of the Company;

•	Ensuring that all employees are treated fairly in a non-discriminatory manner in all matters; and

•	Ensuring that the Company abides by its governance and ethics guidelines and supporting the development and growth of the Company.

The duties to be performed by the Executive may be changed from time to time by the Company’s Board of Directors. The Executive shall have full power and authority to manage and conduct all of the business of the Company, subject to the direction of the Board of Directors.

Base Salary of the Executive: Effective June 12, 2026, the Executive’s base salary shall be

$320,000.

Effective Date of this Exhibit A: June 12, 2026

Proposed Termination Date: March 31, 2028